SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

October 26, 2007

HYDROGEN POWER, INC.

(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

201 ELLIOTT AVENUE, SUITE 400

SEATTLE, WASHINGTON 98119

 (Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (206) 223-0506

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 31, 2007 the Board elected Mr. Ravi Khanna as a member of the Company’s Board. Mr. Ravi Khanna has no arrangements or understandings with any other person pursuant to which he was selected as a director of the Company. Mr. Ravi Khanna has not had any direct or indirect material interests in any transaction with the Company or in any currently proposed transaction to which the Company is to be party.

Item 8.01. Other Events

On October 26, 2007 Hydrogen Power Inc. (the “Company” or “Equitex Inc.”) was served with a complaint from Colin P. Markey, Kathy Moore, Paul A. Moore, Theodore H. Swindells, and Sherie Swiontek (collectively the “Shareholders”). The Shareholders seek damages in the amount of $420,000 plus interest and costs, and all other relief to which they are entitled.

Effective May 10, 2006, Equitex, entered into a Settlement Agreement with FastFunds Financial Corporation, a Nevada corporation and majority owned subsidiary of the Company, and the holders of certain promissory notes, including the Shareholders, issued by FastFunds Financial Corporation and dated as of April 14, 2004 (the “Settlement Agreement”). Under the Settlement Agreement, the noteholders agreed to receive an aggregate of 180,000 shares of Equitex common stock in lieu of payment of certain amounts of principal and interest under the promissory notes. All parties to the Settlement Agreement granted the others general releases from claims, with certain limited exceptions. The settlement terms stipulate a price protection clause whereby FastFunds Financial Corporation, under certain circumstances, must reimburse the former debt holders if the market price of the Company common stock issued to them in the settlement is below $4.00 per share at the time they sell the stock.  The Shareholders claim that the stock was sold at less than $4.00 and claim the difference between the sale price and $4.00. The Shareholders claim the Company has breached the Settlement Agreement by failing to issue and deliver common stock at the price agreed to in the Settlement Agreement, and that the Shareholders are owed in excess of $320,000, plus interests and costs.

In connection with the Settlement Agreement, Equitex also entered into a Stock Sale and Lock Up Agreement, Registration Agreement and an Escrow Agreement with the recipients of Equitex common stock, including the Shareholders, under the Settlement Agreement.

Under the Registration Agreement, Equitex agreed to prepare and file a registration statement covering the resale of the shares of common stock issued to the noteholders, and use its best efforts to cause the same to be declared effective on or prior to June 26, 2006. In the event the Company fails to file the registration statement on or prior to May 15, 2006, or fails to obtain effectiveness on or prior to June 26, 2006, the Company may incur per-day penalties equal to two percent, three percent, and four percent of one-thirtieth of the aggregate principal amount of that portion of the promissory notes converted into Equitex common stock, for the respective first, second and third 30-day periods of any such failure. The Shareholders claim the Company has breached the Registration Agreement by failing to use its best efforts to obtain effectiveness of the registration statement by June 26, 2006 causing the Shareholders to be unable to sell their stock at a higher market price, and accordingly, the Shareholders are owed in excess of $100,000, plus interests and costs.

The company believes the claims to be without merit and intends to vigorously defend the action.

Item 9.01. Financial Statements and Exhibits.

99.1	Press Release dated November 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROGEN POWER, INC.
Date: November 2, 2007	By: /s/ David J. Cade _________________________ David J. Cade, Chief Executive Officer